Exhibit 99.1

Bluegreen Vacations Holding Corporation Announces Intention to Commence a Cash Tender Offer for its Class A Common Stock

BOCA RATON, Florida – November 3, 2022 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company”) announced today that it intends to commence a cash tender offer to purchase up to 4,500,000 shares of its Class A Common Stock at a purchase price of $22.17 per share, a 30% premium over the closing share price of the Company’s Class A Common Stock of $17.05 on November 2, 2022. If the tender offer is commenced and completed, the total purchase price for the shares proposed to be purchased would be $99,765,000. If more than 4,500,000 shares are tendered in the tender offer, then, subject to the terms and conditions of the tender offer, the Company will purchase shares from shareholders who properly tender shares on a pro rata basis based on the aggregate number of shares tendered.

The terms and conditions of the tender offer will be described in an offer to purchase and related letter of transmittal that will be mailed to the Company’s shareholders shortly after commencement of the tender offer. The tender offer will be subject to certain conditions described in the offer to purchase. The Company currently anticipates commencing the tender offer within five business days. The tender offer will be held open for at least twenty business days following its commencement. To be valid, tenders of shares must be made prior to the expiration of the tender offer period and otherwise in accordance with the instructions for tendering shares to be set forth in the offer to purchase and related letter of transmittal.

None of the Company or its Board of Directors, the Information Agent for the tender offer or the Depositary for the tender offer will make any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the tender offer. Shareholders must make their own decision as to how many shares they will tender, if any.

Important Information About the Tender Offer

The Company has not yet commenced the tender offer referred to in this press release. This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. This press release is for informational purposes only. The offer to purchase the shares of the Company’s Class A Common Stock and the solicitation of the shares will be made only pursuant to the offer to purchase and related letter of transmittal, which are expected to be mailed to the Company’s shareholders shortly after commencement of the tender offer. The Company’s shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer. If the tender offer is commenced, the Company will also file a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the Securities and Exchange Commission (the “SEC”), which will include as exhibits, among other things, the offer to purchase, letter of transmittal and related tender offer materials. The Tender Offer Statement, including the offer to purchase, letter of transmittal, and related tender offer materials, will be available free of charge on the SEC’s website at www.sec.gov and on the Company’s website at www.bvhcorp.com. The Company’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available free of charge on the SEC’s website at www.sec.gov and on the Company’s website at www.bvhcorp.com. When available, the Company’s shareholders may also obtain the offer to purchase, letter of transmittal and other related materials in connection with the tender offer by contacting Laurel Hill Advisory Group, LLC, the Information Agent for the tender offer, toll-free at (888) 742-1305. The Company’s shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer.

About Bluegreen Vacations Holding Corporation:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 70 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.bvhcorp.com

Bluegreen Vacations Holding Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@bvhcorp.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Risks and uncertainties include, but are not limited to, those relating to the contemplated tender offer described in this press release, including that the Company may determine not to proceed with the tender offer if events or circumstances occur that would, in the Company’s discretion, make it inadvisable to proceed with the tender offer, uncertainty about the timing of the tender offer, that, if the tender offer is commenced, the conditions to closing the tender offer may not be satisfied or, to the extent permitted by applicable law, may be waived by the Company’s Board of Directors in its sole discretion, uncertainties as to the amount of shares that will be tendered and purchased in the tender offer, and risks relating to the price and liquidity of the Company’s Class A Common Stock. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, plans, strategy, results and financial condition of the Company detailed in reports filed by the Company with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof) and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, each of which may be viewed on the SEC’s website at www.sec.gov and on the Company’s website at www.bvhcorp.com. The Company cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition, past performance may not be indicative of future results.